Residential Funding Mortgage Securities I, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-S1


                        Supplement dated January 29, 2003
                                       to
                  Prospectus Supplement dated January 27, 2003
                                       to
                        Prospectus dated January 27, 2003

     Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated January 27, 2003.

     The first complete risk factor on page S-11 is hereby deleted in its entirety.

        The second, third, fourth and fifth paragraphs under "Description of the Mortgage Pool--Mortgage Pool Characteristics" on page S-18 are hereby deleted in their entirety.

        The following shall be added after the first full paragraph under "Description of the Mortgage Pool--Mortgage Pool Characteristics" on page S-19:

               None of the mortgage loans with mortgage properties located in the state of Georgia are subject to the Georgia Fair Lending Act.

        The first sentence of the fourth paragraph under "Material Federal Income Tax Consequences--General" is hereby deleted in its entirety and replaced with the following:

               For federal income tax purposes, the Class A-P Certificates, Class A-V Certificates and Class M-3 Certificates will, and all other classes of offered certificates will not, be treated as having been issued with original issue discount.

        Banc of America Securities LLC will offer to the public the Class M-1, Class M-2 and Class M-3 Certificates at varying prices to be determined at the time of sale. The proceeds to the depositor from the sale of the Class M-1, Class M-2 and Class M-3 Certificates to the Class M underwriter, before deducting expenses payable by the depositor, will be approximately 98.96% of the aggregate Certificate Principal Balance of the Class M-1, Class M-2 and Class M-3 Certificates plus accrued interest.

        The Class M-1, Class M-2 and Class M-3 Certificates are offered pursuant to a Class M underwriting agreement among the depositor, the master servicer and the Class M underwriter. The Class M underwriter and any dealers that may participate with the Class M underwriter in the resale of the Class M-1, Class M-2 and Class M-3 Certificates may receive compensation from the

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depositor in the form of underwriting  compensation  or, in the case of dealers, compensation from the Class M underwriter in the form of discounts, concessions or commissions. The Class M underwriting agreement provides that the depositor will indemnify the Class M underwriter, and that under limited circumstances the Class M underwriter will indemnify the depositor, against some liabilities under the Securities Act of 1933, as amended, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M-1, Class M-2 and Class M-3 Certificates. There can be no assurance that a secondary market will develop, or if it does develop, that it will continue.

SALOMON SMITH BARNEY INC.                    BANC OF AMERICA SECURITIES LLC

                                  UNDERWRITERS

        This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the offered certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until April 30, 2003.


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